Asian Financial, Inc.
Wenhua Guo
No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing, China 102600
Facsimile: (86)(10) 6021-6825

ASIAN FINANCIAL ANNOUNCED
THE CLOSING OF SECURITIES OFFERING OF $23.5 MILLION

Primezone, Beijing, November 2, 2006 - Asian Financial, Inc. announced today that it closed a $23.5 million private equity placement deal with certain select investors to issue and sell 16,447,019 shares of its common stock at a price of approximately $1.43 per share.

The shares issued and sold in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Asian Financial is required to file a registration statement covering the resale of shares of common stock issued at the closing and shares of common stock issuable upon the exercise of certain warrants that were issued to its placement agent as compensation.

ABOUT ASIAN FINANCIAL, INC.

Asian Financial, through its operating subsidiary Duoyuan China, is a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry. Asian Financial is one of the leading non-government owned offset printing equipment manufacturers in China. Its products cover all three stages of the offset printing process, including prepress, press and postpress. Asian Financial and its subsidiaries currently have over 1,700 employees.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.